FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
_______________________________________________________________________________
1.  Name and Address of Reporting Person*

    ARGOQUEST 7, LLC
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    (Last)                     (First)                         (Middle)

    25136 ANZA DRIVE
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                                    (Street)

    VALENCIA                 CALIFORNIA                           91355
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     (City)                   (State)                              (Zip)
_______________________________________________________________________________
2.  Date of Event Requiring Statement

                                   12/22/99
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                                (Month/Day/Year)
_______________________________________________________________________________
3.  IRS or Social Security Number of Reporting Person
                                  (Voluntary)
_______________________________________________________________________________
4.  Issuer Name and Ticker or Trading Symbol

    SNNT
_______________________________________________________________________________
5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

     [ ] Director                       [x] 10% Owner
     [ ] Officer (give title below)     [ ] Other (specify below)


_______________________________________________________________________________
6.  If Amendment, Date of Original
       (Month/Day/Year)

_______________________________________________________________________________
7.  Individual or Joint/Group Filing
    (Check Applicable Line)

     [X] Form Filed by One Reporting Person
     [ ] Form Filed by More than one Reporting Person
_______________________________________________________________________________


           TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------
                          2.                3.
                          Amount of         Ownership
                          Securities        Form: Direct      4.
1.                        Beneficially      (D) or            Nature of Indirect
Title of Security         Owned             Indirect (I)      Beneficial Ownership
(Instr. 4)                (Instr. 4)        (Instr. 5)        (Instr. 5)
-----------------------------------------------------------------------------------------------

COMMON STOCK, PAR VALUE   3,100,000          D
$0.01 PER SHARE

-----------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                  (Over)
* If the form is filed by more than one reporting
  person, SEE Instruction 5(b)(v).                               SEC 1473(3-99)

FORM 3 (CONTINUED) TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                  2.                       3.
                  Date                     Title and Amount
                  Exercisable and          of Securities Underlying
                  Expiration Date          Derivative Security           4.                5.
1.                (month/day/year)         (Instr. 4)                    Conversion        Ownership Form
Title of          ----------------         --------------------------    or Exercise       of Derivative      6.
Derivative        Date     Expira-                          Amount or    Price of          Security; Direct   Nature of Indirect
Security          Exer-    tion                             Number of    Derivative        (D) or Indirect    Beneficial Ownership
(Instr. 4)        cisable  Date            Title            Shares       Security          (I)(Instr. 5)      (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK      12/22/99 12/22/00        COMMON STOCK,    11,518,096   N/A               I                  FUTURE MEDIA
CONVERTIBLE                                $0.01 PAR                                                          PRODUCTIONS, INC.,
NOTE                                       VALUE PER SHARE                                                    AN ENTITY THAT HAS
                                                                                                              COMMON OWNERS WITH
                                                                                                              THE REPORTING PERSON,
                                                                                                              HAS DIRECT BENEFICIAL
                                                                                                              OWNERSHIP OF THIS
                                                                                                              CONVERTIBLE NOTE.
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK      6/2/99   THE LATER       COMMON STOCK,    648,445      $0.10 PER         D
OPTION                     OF 90 DAYS      $0.01 PAR                     SHARE
                           FROM THE        VALUE PER SHARE
                           CLOSE OF
                           THE ISSUER'S
                           CURRENT STAGE
                           OF FINANCING
                           AND 150 DAYS
                           FROM THE
                           DATE OF THE
                           ISSUANCE
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:



   /s/ ALEX SANDEL                                        December 30, 1999
--------------------------------------                    -----------------
**Signature of  Reporting Person                               Date
By:  Alex Sandel, Manager, on behalf
     of Argoquest 7, LLC

 **Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                   Page 2
                                                                 SEC 1473 (3-99)